CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$10,000,000	$1,288.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

(2)
Pursuant to Rule 457(p) under the Securities Act, the $2,536,958.53 remaining of registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $1,288.00 is offset against the registration fee due for this offering and of which $2,535,670.53 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.

Citigroup Inc.	December 31, 2013 Medium-Term Senior Notes, Series G Pricing Supplement No. 2013–CMTNG0032 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

Overview

▪
Subject to our redemption right described below, the notes offered by this pricing supplement will pay a variable coupon at an annual rate that may be as high as the contingent rate of 6.30% or as low as 0%. The actual variable coupon rate for a given quarterly coupon payment date will depend on the levels of both 6-month U.S. Dollar LIBOR (the “underlying rate”) and the S&P 500® Index (the “underlying index”) on each elapsed day during the accrual period preceding that coupon payment date. Investors in the notes will therefore be subject to risks associated with both the underlying rate and the underlying index and may be negatively affected by adverse movements in either regardless of the performance of the other.

▪	We have the right to redeem the notes on any coupon payment date after the first year of their term.

▪
The notes are unsecured senior debt securities issued by Citigroup Inc. Investors in the notes must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we default on our obligations.

KEY TERMS
Underlying rate:	6-month U.S. Dollar LIBOR
Underlying index:	S&P 500® Index
Aggregate stated principal amount:	$10,000,000
Stated principal amount:	$1,000 per note
Pricing date:	December 31, 2013
Issue date:	January 15, 2014
Maturity date:	Unless earlier redeemed, January 15, 2029
Payment at maturity:	Unless earlier redeemed, $1,000 per note plus the coupon payment due at maturity, if any
Variable quarterly coupon payments:
On each coupon payment date, you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date will be determined as follows:

	contingent rate of 6.30% per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full contingent rate, and if there are no accrual days in a given accrual period, the applicable variable coupon rate will be 0%.

Coupon payment dates:	The 15th day of each January, April, July and October, beginning on April 15, 2014
Accrual period:
For each coupon payment date, the period from and including the immediately preceding coupon payment date (or the issue date in the case of the first coupon payment date) to but excluding such coupon payment date

Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:
The accrual condition will be satisfied on an elapsed day if, and only if, both (i) the underlying rate is within the underlying rate range on that elapsed day and (ii) the closing level of the underlying index is greater than or equal to the accrual barrier level on that elapsed day. See “Additional Information” on the next page.

Underlying rate range:	0.00% to 6.00%, inclusive
Accrual barrier level:	1,200.00
Early redemption:
We have the right to redeem the notes, in whole and not in part, quarterly on any coupon payment date on or after January 15, 2015 upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your notes plus the coupon payment due on the date of redemption, if any.

Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	1730T0F53 / US1730T0F531
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(2)
Per note:	$1,000	$35	$965
Total:	$10,000,000	$350,000	$9,650,000

(1) On the date of this pricing supplement, the estimated value of the notes is $904.90 per note, which is less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $35 for each $1,000 note sold in this offering. The actual underwriting fee will be equal to the selling concession paid to selected dealers. The per note proceeds to Citigroup Inc. above represents the minimum per note proceeds to Citigroup Inc., assuming the maximum per note underwriting fee. The total underwriting fee and proceeds to issuer shown above gives effect to the actual amount of this variable underwriting fee. Certain dealers, including Morgan Stanley Smith Barney LLC, and their financial advisors will collectively receive from CGMI a variable selling concession of up to $35 for each $1,000 note they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the following hyperlinks:

Product Supplement No. IE-06-02 dated November 13, 2013
Underlying Supplement No. 3 dated November 13, 2013         Prospectus Supplement and Prospectus each dated November 13, 2013

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

Additional Information

General. The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable quarterly coupon payment you receive. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and “—Terms Related to an Underlying Rate” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Additional terms relating to the accrual condition. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if the underlying rate or the closing level of the underlying index is not available for any reason on that day (including weekends and holidays), the underlying rate and/or the closing level of the underlying index, as applicable, will be assumed to be the same as on the immediately preceding elapsed day. In addition, for all elapsed days from and including the fourth-to-last scheduled trading day in an accrual period to and including the last elapsed day of that accrual period, the underlying rate and the closing level of the underlying index will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.

Hypothetical Examples

The table below presents examples of hypothetical variable quarterly coupon payments based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 90 elapsed days. Your actual quarterly coupon payments will depend on the actual number of elapsed days during the relevant accrual period and both the actual underlying rate and the actual closing level of the underlying index on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Quarterly Coupon Payment per Note***
0	0.00%	$0.00
1	0.07%	$0.18
10	0.70%	$1.75
15	1.05%	$2.63
20	1.40%	$3.50
25	1.75%	$4.38
30	2.10%	$5.25
35	2.45%	$6.13
40	2.80%	$7.00
45	3.15%	$7.88
50	3.50%	$8.75
55	3.85%	$9.63
60	4.20%	$10.50
65	4.55%	$11.38
70	4.90%	$12.25
75	5.25%	$13.13
80	5.60%	$14.00
85	5.95%	$14.88
90	6.30%	$15.75

* Hypothetical number of elapsed days in the accrual period on which the accrual condition is satisfied (i.e., on which the underlying rate is within the underlying rate range and the closing level of the underlying index is greater than or equal to the accrual barrier level).

** Determined as follows: (i) contingent rate of 6.30% multiplied by (ii) (a) the hypothetical number of accrual days divided by (b) 90

*** Determined as follows: (i) $1,000 multiplied by the hypothetical variable coupon rate per annum divided by (ii) 4

December 2013	PS-2

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with the underlying rate and the underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the underlying index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

▪
The notes offer a variable coupon rate and you may not receive any coupon payment on one or more coupon payment dates. On a given coupon payment date, the variable coupon payment you receive will depend on the number of elapsed days during the preceding accrual period on which the accrual condition was satisfied. The accrual condition will be satisfied on a given elapsed day only if both (i) the underlying rate is within the underlying rate range on that elapsed day and (ii) the closing level of the underlying index is greater than or equal to the accrual barrier level on that elapsed day. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be paid on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate. Thus, the notes are not a suitable investment for investors who require regular fixed income payments, since the coupon payments are variable and may be zero.

▪
The higher potential yield offered by the notes is associated with greater risk than conventional debt securities. The notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities. These risks include the risk that the variable coupon payments you receive, if any, will be calculated at a rate that is lower (perhaps significantly) than the full contingent rate and that may be zero. The volatility of the underlying rate and the underlying index are important factors affecting these risks. Greater expected volatility of the underlying rate and/or the underlying index as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that you will receive little or no coupon on the notes.

▪
The variable coupon rate payable on the notes is dependent on both the underlying rate and the closing level of the underlying index, and may be negatively affected by adverse movements in either regardless of the performance of the other. The amount of any variable coupon payments you receive will depend on the performance of both the underlying rate and the underlying index. It is impossible to predict whether the underlying rate and the underlying index will rise or fall or what their relationship will be. The scenario in which the notes pay the greatest coupon is that in which both the underlying rate remains consistently within the underlying rate range and the closing level of the underlying index remains consistently greater than or equal to the accrual barrier level. In all other scenarios—(i) where the underlying rate remains consistently outside the underlying rate range, regardless of the level of the underlying index; or (ii) where the closing level of the underlying index remains consistently less than the accrual barrier level, regardless of the underlying rate—the notes will pay little or no coupon.

▪
The notes may be redeemed at our option after the first year of their term, which limits your ability to receive variable coupon payments if the underlying rate and underlying index perform favorably. In determining whether to redeem the notes, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the notes in the future. If we redeem the notes, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to call the notes at a time when the underlying rate and underlying index are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the notes offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the notes are paying that higher rate and we expect them to continue to do so, it is more likely that we would call the notes at that time. Accordingly, the redemption feature of the notes is likely to limit the benefits you receive from the variable coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪
The notes may be riskier than notes with a shorter term. The notes have a 15-year term, subject to our right to redeem the notes after the first year of the term of the notes. By purchasing notes with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased notes with a shorter term. Specifically, you will be negatively affected if the underlying rate falls outside the underlying rate range or if the closing level of the underlying index falls below the accrual barrier level. If either (i) the underlying rate is outside the underlying rate range or (ii) the closing level of the underlying index is less than the accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

December 2013	PS-3

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

▪	The notes are subject to the credit risk of Citigroup Inc. If we default on our obligations under the notes, you may not receive anything owed to you under the notes.

▪
The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪
The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪
The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index and the underlying rate, the correlation between the underlying index and the underlying rate, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪
The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the notes.

▪
The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪
The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying index and the underlying rate and a number of other factors, including the dividend yields on the stocks that constitute the underlying index, interest rates generally, the positive or negative correlation between the underlying rate and the underlying index, the time remaining to maturity of the notes and our creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪
Our offering of the notes is not a recommendation of the underlying rate or the underlying index. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying rate and the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions

December 2013	PS-4

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

(including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying rate or the underlying index or the stocks that constitute the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying rate and the underlying index. These and other activities of our affiliates may affect the underlying rate or the level of the underlying index in a way that has a negative impact on your interests as a holder of the notes.

▪
The underlying rate will be affected by a number of factors. The amount of your variable coupon payments will depend, in part, on the underlying rate. A number of factors can cause changes in the underlying rate, including, among other things: perceptions about future levels of the underlying rate, general economic conditions in the United States, prevailing market interest rates and the policies of the Federal Reserve Board regarding interest rates. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. For example, an increase by the Federal Reserve Board in the federal funds target rate has historically been associated with an increase in the underlying rate. However, you should also understand that the underlying rate is affected by factors other than the federal funds target rate, such that the underlying rate may increase outside of the underlying rate range, resulting in no coupon payments on the notes, even if the federal funds target rate remains at current low levels. Further, the above and other factors may also have a negative impact on the value of the notes generally.

▪
The underlying rate and the manner in which it is calculated may change in the future. The method by which the underlying rate is calculated may change in the future, as a result of governmental actions, actions by the publisher of the underlying rate or otherwise. We cannot predict whether the method by which the underlying rate is calculated will change or what the impact of any such change might be. Any such change could affect the underlying rate in a way that has a significant adverse effect on the notes.

▪
The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the notes through CGMI or other of our affiliates, who likely take positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying rate or the underlying index or such stocks. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying rate or the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the underlying rate and/or the level of the underlying index in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪
We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of the underlying rate or the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect any coupon payment you receive or your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪
Adjustments to the underlying index may affect the value of your notes. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the notes.

December 2013	PS-5

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

Information about the Underlying Rate

6-month U.S. Dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of six months, in marketable size, in the London interbank market.

For information about how 6-month U.S. Dollar LIBOR will be determined on each elapsed day, see “Description of the Notes—Terms Related to an Underlying Rate—Determining a U.S. Dollar LIBOR Rate” in the accompanying product supplement.

Historical Information

The underlying rate was 0.3480% on December 31, 2013. The graph below shows the underlying rate for each day it was available from January 2, 2003 to December 31, 2013. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of the underlying rate as an indication of future performance.

Historical 6-Month U.S. Dollar LIBOR January 2, 2003 to December 31, 2013

December 2013	PS-6

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

Information about the Underlying Index

The S&P 500® Index (the “underlying index”) consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The underlying index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.

Historical Information

The closing level of the underlying index on December 31, 2013 was 1,848.36.

The graph below shows the closing levels of the underlying index for each day such level was available from January 2, 2003 to December 31, 2013. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

S&P 500® Index — Historical Closing Levels January 2, 2003 to December 31, 2013

December 2013	PS-7

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes and the remaining discussion assumes this treatment is respected. Under this treatment, stated interest on the notes will be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of tax accounting. Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will equal the purchase price paid to acquire the note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the note for more than one year at the time of disposition.

Under current law and subject to the discussion below regarding Section 871(m) of the Code, Non-U.S. Holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest paid on and amounts received on the sale, exchange, redemption or retirement of the notes if they fulfill certain certification requirements. Special rules apply to Non-U.S. Holders whose income and gain on the notes are effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Code, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to non-U.S. persons in respect of financial instruments that reference U.S. stocks. Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument. While the regulations provide for an exception for indices that satisfy certain criteria, it is not clear whether this exception will apply to the underlying index. These rules apply only to instruments acquired after March 4, 2014, and therefore they generally should not apply to initial Non-U.S. Holders that acquire their notes in this offering. It is possible, however, that withholding requirements under these rules will apply to notes acquired by an initial Non-U.S. Holder if the Non-U.S. Holder enters into one or more other transactions with respect to the underlying index or its constituents after March 4, 2014. Moreover, it is possible that a withholding agent may withhold on payments made to initial Non-U.S. Holders that purchase the notes in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the notes. Additionally, because a purchaser of the notes after March 4, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition, an initial holder’s ability to transfer the notes on a secondary market, if any, may be further limited. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These proposed regulations are extremely complex. Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences to them of these proposed regulations.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “United States Federal Income Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes. You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, including any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

December 2013	PS-8

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $35 for each $1,000 note sold in this offering. From this underwriting fee, CGMI will pay selected dealers, including Morgan Stanley Smith Barney LLC, and their financial advisers collectively a variable selling concession of up to $35 for each $1,000 note they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

The issue date of the notes is ten business days after the pricing date. Trades in the secondary market generally are required to settle three business days after the date the notes are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes in the secondary market more than three business days prior to the issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We have hedged our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the notes nor the issuance and delivery of the notes, nor the compliance by Citigroup Inc. with the terms of the notes, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

December 2013	PS-9

Citigroup Inc.
Callable Dual Range Accrual Notes Linked to 6-Month U.S. Dollar LIBOR and the S&P 500® Index Due January 15, 2029

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

December 2013	PS-10